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                                                                    EXHIBIT 10.7


              COMPENSATION ARRANGEMENTS FOR NON-EMPLOYEE DIRECTORS


ANNUAL RETAINERS

$35,000 (paid one-half in cash and one-half in KCS Energy, Inc. Common
Stock). *

ADDITIONAL ANNUAL RETAINERS

Lead Outside Director-$20,000 (paid one-half in cash and one-half in KCS Energy,
  Inc. Common Stock). *
Chairman of Audit Committee-$15,000.
Chairman of Compensation Committee-$10,000.
Chairman of Nominating and Corporate Governance Committee-$5,000.

* The portion of the retainers paid in KCS Energy, Inc. Common Stock will be granted pursuant to the KCS Energy, Inc. 2005 Employee and Directors Stock Plan. The number of shares granted to non-employee directors is determined by dividing one-half of the annual retainer by the closing price of one share of KCS Energy, Inc. Common Stock on the date of grant.

ANNUAL STOCK OPTION GRANTS

Options exercisable into 9,000 shares of KCS Energy, Inc. Common Stock with an exercise price equal to the closing price of one share of KCS Energy, Inc. Common Stock on the date of grant. One-third of the options become exercisable on the anniversary of the grant date in each of the following three years and the options expire ten years after the date of grant.

MEETING FEES

$1,500 for each meeting of the Board of Directors attended in person ($500 if participation is via telephone).

$1,500 for each meeting of a Committee of the Board of Directors attended in person ($500 if participation is via telephone).

REIMBURSEMENT OF EXPENSES

Directors are reimbursed for expenses they incur in attending Board and Committee meetings.